EXHIBIT 99.1
[GENAERA LOGO]

FOR IMMEDIATE RELEASE
Contact:

Genaera Corporation	Shirley Chow - Porter Novelli Life
Investor Relations	Media
(610) 941-5675	(212) 601-8308
www.genaera.com	schow@pnlifesciences.com

Genaera Receives Non-Compliance Notice from Nasdaq

Plymouth Meeting, PA — May 27, 2009 — Genaera Corporation (“the Company”) (Nasdaq: GENR) today announced that it has received notification from Nasdaq stating that Genaera is no longer in compliance with Nasdaq Marketplace Rule 5250(c)(1) for continued listing because the Company has not yet filed its Form 10-Q for the period ended March 31, 2009. Under Nasdaq rules, the Company has 60 calendars days from the date of the Nasdaq notification letter to submit a plan to regain compliance with Nasdaq’s continued listing requirements.

Genaera previously announced on April 28, 2009 that its Board of Directors approved a Plan of Complete Liquidation and Dissolution of the Company (the “Plan of Dissolution”), subject to stockholder approval. The Company intends to hold a special meeting of stockholders on June 4, 2009 to seek approval of the Plan of Dissolution and has filed definitive proxy materials with the Securities and Exchange Commission (“SEC”). If stockholder approval of the Plan of Dissolution is obtained at the special meeting, the Company intends to file a certificate of dissolution and delist its common stock from Nasdaq.

About Genaera

Genaera Corporation has developed trodusquemine (MSI-1436) for type 2 diabetes and obesity and has a fully out-licensed partnership with MedImmune, Inc. that is in phase 2 clinical testing in asthma. For further information, please see our website at http://www.genaera.com.

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, known and unknown. Forward-looking statements reflect management’s current views and are based on certain expectations and assumptions. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “believe,” “continue,” “develop,” “expect,” “plan” and “potential” or other words of similar meaning. Genaera’s actual results and performance could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of risk factors, including, but not limited to the risks and uncertainties discussed in Genaera’s filings with the U.S. Securities and Exchange Commission, all of which are available from the Commission in its EDGAR database at www.sec.gov as well as from other sources. You are encouraged to read these reports. Given the uncertainties affecting development stage pharmaceutical companies, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements or the risk factors that may relate thereto.

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